                                                                    Exhibit 99.1

                              FOR IMMEDIATE RELEASE

INVESTOR CONTACTS:                                            MEDIA CONTACTS:
Dan Spiegelman                                                John Bluth
SVP & Chief Financial Officer                                 Director, Corporate Communications
(650) 384-8509                                                (650) 384-8850

Christopher Chai                                              Emily Wilson
Treasurer & Executive Director, Investor Relations            Fleishman-Hillard
(650) 384-8560                                                (512) 495-7161

         CV THERAPEUTICS SUBMITS NEW DRUG APPLICATION FOR RANEXA(TM) FOR
                          TREATMENT OF CHRONIC ANGINA

PALO ALTO, CALIF., DECEMBER 30, 2002 - CV Therapeutics, Inc. (Nasdaq: CVTX) announced today that it has submitted a new drug application (NDA) for Ranexa(TM) (ranolazine) to the U.S. Food and Drug Administration (FDA) seeking approval of Ranexa for the treatment of chronic angina. If approved, Ranexa, which partially inhibits fatty acid oxidation (pFOX), would represent the first in a new class of anti-anginal therapy in more than 20 years.

"This NDA submission is important because Ranexa could offer a potential new approach to the treatment of chronic angina. We believe that Ranexa could address the need for new treatment options for angina," said Louis G. Lange, M.D. Ph.D., chairman and chief executive officer of CV Therapeutics.

The NDA consists of more than 300,000 pages in over 1,100 volumes, and contains data from more than 3,300 angina patients and healthy volunteers, including over 25,000 electrocardiograms.

Chronic angina is a serious and potentially debilitating heart condition, usually associated with coronary artery disease and marked by repeated and sometimes unpredictable attacks of chest pain. The condition can significantly compromise patients' lives, causing many patients to curtail activities to avoid an attack.

Chronic angina is a growing health problem, affecting millions of people, generally over the age of 55. Annually, it costs the nation tens of billions of dollars in healthcare services and lost work. Approximately 6.4 million people in the U.S. live with chronic angina, with an additional 400,000 people newly diagnosed each year. The U.S. Census Bureau projects that the 55-plus age group
- the group most at-risk for angina - will increase by 80 percent over the next 30 years.

CV Therapeutics is a development-stage company. None of its products have been approved for marketing by the United States Food and Drug Administration (FDA) or other foreign regulatory agencies. Any products of the company discussed here are currently under investigation in clinical trials subject to United States Investigational New Drug (IND), and as applicable, appropriate clinical trial applications to regulatory authorities outside the United States. CV Therapeutics' products have not been determined to be safe or effective in humans for any uses.

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases. CV Therapeutics currently has four compounds in clinical trials. Ranexa(TM) (ranolazine), the first in a new class of compounds that partially inhibit fatty acid oxidation
(pFOX), is being developed for the potential treatment of chronic angina. Tecadenoson, an A1 adenosine receptor agonist, is being developed for the potential reduction of rapid heart rate during atrial arrhythmias. CVT-3146, a selective A2A adenosine receptor agonist, is being developed for the potential use as a pharmacologic stress agent in cardiac perfusion imaging studies. Adentri(TM), an A1 adenosine antagonist, is being developed by our partner Biogen, Inc., for the potential treatment of acute and chronic congestive heart failure.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to development and commercialization of the company's products, are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, early stage of development; the timing of clinical trials; the dependence on collaborative and licensing agreements; and other risks detailed from time to time in CVT's SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2001. CVT disclaims any intent or obligation to update these forward-looking statements.

                                      # # #